EXHIBIT 99.1

Codorus Valley Bancorp, Inc.

Reports First Quarter Earnings for 2012

FOR IMMEDIATE RELEASE -- York, Pennsylvania (April 16, 2012) -- Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, A Codorus Valley Company, today announced net income available to common shareholders (earnings) of $2,102,000 or $0.50 per share, basic and diluted, for the quarter ended March 31, 2012, compared to the $1,266,000 or $0.31 per share basic, $0.30 per share diluted, for the quarter ended March 31, 2011.

The $836,000 or 66 percent increase in earnings for the first quarter of 2012, compared to the first quarter of 2011 was primarily the result of an increase in net interest income and a decrease in the provision for loan losses, which more than offset increases in noninterest expense and income taxes. The $938,000 or 12 percent increase in net interest income resulted primarily from a larger volume of earning assets, principally commercial loans, and a decrease in funding costs. The decrease in funding costs resulted from a larger proportion of low cost core deposits to total deposits and lower rates generally paid on all deposit products, which reflected unusually low market interest rates. The $425,000 or 63 percent decrease in the provision for loan losses reflected a low level of net loan charge-offs in the current quarter and adequacy of the existing allowance for loan losses. The $232,000 or 3 percent increase in noninterest expense was due to normal business growth, which included the impact of franchise expansion in the prior year. The $428,000 or 144 percent increase in the provision for income taxes was primarily the result of a 67 percent increase in the level of income before income taxes.

On March 31, 2012, total assets were approximately $1,030,000,000, representing a $69,000,000 or 7 percent increase above March 31, 2011. Compared to one year ago, asset growth occurred primarily in the commercial loan portfolio and was funded primarily by an increase in core deposits. Additional financial information, which is unaudited, is provided in the Financial Highlights section of this Earnings Release.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, comprised currently of eighteen financial centers located throughout York County, Pennsylvania and in Hunt Valley, Bel Air and Westminster, Maryland. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services. Additional information is available on the bank’s website at www.peoplesbanknet.com.

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Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Announcement. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Announcement, the Company is making forward-looking statements. Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Announcement. Those factors include, but are not limited to: credit risk, changes in market interest rates, competition, economic downturn or recession, and government regulation and supervision. The Company undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Earnings Release should be directed to:

Larry J. Miller

Vice-Chairman, President, and CEO

Codorus Valley Bancorp, Inc.

717-747-1500

888-846-1970

lmiller@peoplesbanknet.com

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Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended
	March 31,
	2012	2011
Interest income	$11,393	$10,907
Interest expense	2,691	3,143
Net interest income	8,702	7,764
Provision for loan losses	250	675
Noninterest income	1,833	1,757
Noninterest expense	7,270	7,038
Income before income taxes	3,015	1,808
Provision for income taxes	725	297
Net income	2,290	1,511
Preferred stock dividends and discount accretion	188	245
Net income available to common shareholders	$2,102	$1,266
Basic earnings per common share	$0.50	$0.31
Diluted earnings per common share	$0.50	$0.30

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	March 31,	December 31,	March 31,
	2012	2011	2011
Cash and short term investments	$39,103	$32,195	$31,764
Investment securities	238,752	237,496	239,050
Loans	708,266	696,384	644,893
Allowance for loan losses	(8,889)	(8,702)	(7,856)
Net loans	699,377	687,682	637,037
Premises and equipment, net	10,798	10,861	10,648
Other assets	41,828	43,898	42,207
Total assets	$1,029,858	$1,012,132	$960,706

Deposits	$874,598	$854,399	$818,953
Borrowed funds	50,124	56,885	54,757
Other liabilities	9,868	7,606	9,024
Shareholders’ equity	95,268	93,242	77,972
Total liabilities and shareholders’ equity	$1,029,858	$1,012,132	$960,706

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Selected Financial Data (Unaudited)

	Quarterly
	2012	2011	2011	2011	2011
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings and Per Share Data
(in thousands, except per share data)
Net income available to common shareholders	$2,102	$2,423	$4	$1,626	$1,266
Basic earnings per common share	$0.50	$0.58	$0.00	$0.39	$0.31
Diluted earnings per common share	$0.50	$0.58	$0.00	$0.39	$0.30
Cash dividends paid per common share	$0.09	$0.09	$0.09	$0.09	$0.08
Book value per common share	$16.68	$16.24	$15.86	$15.60	$14.81
Tangible book value per common share	$16.64	$16.19	$15.80	$15.53	$14.75
Average common shares outstanding	4,206	4,179	4,167	4,150	4,138
Average diluted common shares outstanding	4,231	4,188	4,206	4,208	4,184

Performance Ratios (%)
Return on average assets (4)	0.91	1.08	0.26	0.77	0.63
Return on average equity (4)	9.61	11.88	3.04	9.31	7.78
Return on average realized equity (1)(4)	10.31	12.64	3.24	9.75	8.03
Net interest margin (2)	3.85	3.71	3.79	3.76	3.66
Efficiency ratio (3)	66.40	62.17	58.13	66.99	70.12
Net overhead ratio (6)(4)	2.17	1.92	1.81	2.15	2.20

Asset Quality Ratios (%)
Net loan charge-offs to average loans (4)	0.04	0.04	1.93	0.03	0.28
Allowance for loan losses to total loans (5)	1.26	1.25	1.26	1.23	1.22
Nonperforming assets to total loans and foreclosed real estate	3.90	3.94	3.90	5.11	4.79

Capital Ratios (%)
Average equity to average assets	9.42	9.07	8.68	8.32	8.13
Tier 1 leverage capital ratio	9.86	9.62	9.63	9.03	8.95
Tier 1 risk-based capital ratio	13.34	13.35	13.15	12.18	12.56
Total risk-based capital ratio	14.54	14.55	14.35	13.35	13.72

(1) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities

(2) net interest income (tax-equivalent) as a percentage of average interest earning assets

(3) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(4) annualized for the quarterly periods presented

(5) excludes loans held for sale

(6) noninterest expense less noninterest income as a percentage of average assets

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